UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   FORM 12b-25
                           NOTIFICATION OF LATE FILING

             (Check One): |_| Form 10-K |_| Form 20-F |X| Form 10-Q
                          |_| Form 11-K |_| Form N-SAR

                       For Period Ended: September 1, 2002

                       |_| Transition Report on Form 10-K
                          |_| Transition Report on 20-F
                       |_| Transition Report on Form 11-K
                       |_| Transition Report on Form 10-Q
                         |_| Transition Report on N-SAR

                 For the Transition Period Ended: _____________

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    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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 If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

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                         PART I - REGISTRANT INFORMATION

                             Gristede's Foods, Inc.
                            Full Name of Registrant

             ------------------------------------------------------
                           Former Name if Applicable

                              823 Eleventh Avenue
           Address of Principal Executive Office (Street and Number)

                         New York, New York 10019-3535
                            City, State and Zip Code

                        PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

(a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

(b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be |X| filed on or before the 15th

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calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

(c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                              PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach extra sheets if needed.)

The Company has requested this extension to enable its independent auditors to complete their review of the financial statements to be included in the Form 10-Q for the quarter ended September 1, 2002.

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                           PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

       Martin Bring, Esq.            (212)                 278-1736
             (Name)               (Area Code)         (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). |X| Yes |_| No

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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? |_| Yes |X| No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                             Gristede's Foods, Inc.
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date October 16, 2002                   By: /s/ John A. Catsimatidis
     ----------------                       ----------------------------
                                         John A. Catsimatidis,
                                         Chairman of the Board